PROVIDENT FINANCIAL SERVICES, INC. AND PROVIDENT BANK
NAME NADINE LESLIE TO THE BOARD OF DIRECTORS

ISELIN, N.J. June 28, 2021 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) today announced that Nadine Leslie has been named to the boards of directors of the Company and its wholly owned subsidiary, Provident Bank.

Ms. Leslie currently serves as Chief Executive Officer of SUEZ North America, and brings more than 25 years of experience in operations, management, corporate and regulatory compliance, client relations, and health & safety oversight to the boards of directors. Since joining SUEZ North America in 2000, she has held leadership positions of increasing responsibilities within the company’s regulated, contract and corporate segments, and has been a thought leader in the area of corporate social responsibility.

“I am pleased to welcome Nadine to our boards. Her extensive industry experience leading a regulated organization with vast operations and multiple business units will strengthen our boards’ breadth of talent and depth of knowledge,” said Christopher Martin, Provident’s chairman and chief executive officer. “I am confident Nadine’s proven leadership from her successful career with SUEZ will be extremely valuable as Provident continues to enhance its customer experience and its capabilities as a leading financial institution,” added Mr. Martin.

“I have always respected Provident Bank for its robust commitment to providing customers with an exceptional experience and for their steadfast dedication to the communities they serve,” said Ms. Leslie. “I am delighted to be joining the boards and look forward to working with Chris and the directors.”

Ms. Leslie earned a Bachelor of Science in civil engineering from Faculte des Sciences, Port-au-Prince, Haiti. She currently serves on the board of trustees of Hackensack Meridian Health Network, the board of directors of Montclair State University Foundation, and is a member of the board of directors of the National Association of Water Companies.

About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented financial institution offering “Commitment you can count on” since 1839. Provident Bank provides a comprehensive suite of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania and Queens County in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, SB One Insurance Agency, Inc. For more information about Provident Bank, visit www.provident.bank or join the conversations on Facebook (ProvidentBank) and Twitter (@ProvidentBank).